Exhibit 3.1

ENTERO THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES H NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of ENTERO THERAPEUTICS, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on September 30, 2025, which resolution provides for the creation of a series of the Corporation’s preferred stock, $0.0001 par value per share, which is designated as “Series H Non-Voting Convertible Preferred Stock,” with the voting and other powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof set forth herein.

WHEREAS: the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, $0.0001 par value per share, consisting of 10,000,000 shares (the “Preferred Stock”), issuable from time to time in one or more series.

NOW, THEREFORE, BE IT:

RESOLVED: that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, (a) a series of Preferred Stock of the Corporation consisting of 38,801.546 shares be, and hereby is, authorized by the Board of Directors, (b) the Board of Directors hereby designates such series of shares as “Series H Non-Voting Convertible Preferred Stock”, and (c) the Board of Directors hereby fixes the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF SERIES H NON-VOTING CONVERTIBLE PREFERRED STOCK

1.             Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, $0.0001 par value per share, and the Corporation’s stock of any other class into which such common stock or such stock of any other class may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series H Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Holder” means a holder of shares of Series H Non-Voting Preferred Stock.

"Junior Securities" means any class of securities that is specifically designated as junior to the Series H Non-Voting Preferred Stock.

"Liquidation Value" means, with respect to any share of Series H Non-Voting Preferred Stock on any given date, $618.53 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series H Non-Voting Preferred Stock).

“Milestone Event 1” means execution of the AmpZ LOI by November 15, 2025.

“Milestone Event 2” means execution of the AGL Contract by November 15, 2025.

“Milestone Event 3” means integrating controls team for the AmpZ contract by December 31, 2025.

“Milestone Event 4” means increasing the AmpX pipeline by over $25 million by December 31, 2025.

“Milestone Event 5” means execution of the AmpZ contract by January 31, 2026.

“Milestone Event 6” means progressing two acquisition candidates on or before by January 31, 2026.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, NYSE American or the New York Stock Exchange (or any successors to any of the foregoing).

2.             Designation, Amount and Par Value. The series of Preferred Stock created and authorized by this Certificate of Designation shall be designated as the Corporation’s Series H Non-Voting Convertible Preferred Stock (the “Series H Non-Voting Preferred Stock”) and the number of shares of such series of Preferred Stock shall be [24,000]. Each share of Series H Non-Voting Preferred Stock shall have a par value of $0.0001 per share.

3.             Dividends. No dividends shall be paid on shares of Series H Non-Voting Preferred Stock, except as required by applicable law.

4.             Voting Rights.

4.1.          Except as otherwise provided herein or as otherwise required by the DGCL, the Series H Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series H Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series H Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series H Non-Voting Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, in each case if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series H Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, or (ii) enter into any agreement with respect to any of the foregoing.

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4.2.          Any vote required or permitted hereunder or required by applicable law may be taken at a meeting of the Holders or through an action by written consent in lieu of such meeting in accordance with Section 228 of the DGCL.

5.             Rank; Liquidation.

5.1.          With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series H Non-Voting Preferred Stock shall rank: (i) senior to all Junior Securities; (ii) on parity with the Common Stock any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series H Non-Voting Preferred Stock (the "Parity Securities"); and (iii) junior to the Series B Convertible Preferred Stock any other class or series of Preferred Stock or other capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series H Non-Voting Preferred Stock (collectively, the "Senior Securities").

5.2.          Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled, together pro rata with the holders of Parity Securities, to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series H Non-Voting Preferred Stock held by such Holder. For the avoidance of any doubt, a Fundamental Transaction (as defined below) shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6.             Conversion.

6.1.          Automatic and Optional Conversions. The shares of Series H Non-Voting Preferred Stock shall be convertible into shares of Common Stock from and after the date that the Corporation’s stockholders approve the conversion of the Series H Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Stockholder Approval”) as follows:

6.1.1         Automatic Conversion Upon Specified Milestone. Each share of Series H Non-Voting Preferred Stock shall be convertible into shares of Common Stock in six (6) equal installments, each representing one-sixth (1/6) of the aggregate number of shares of Common Stock issuable upon conversion of all of the Series H Non-Voting Preferred Stock held by a Holder if converted in full (the “Conversion Shares”), automatically and without an action required on the part of the Holder thereof within five Business Days of the achievement of each of the following milestone events (each, a “Milestone Event”):

(i) the achievement of Milestone Event 1;

(ii) the achievement of Milestone Event 2;

(iii) the achievement of Milestone Event 3;

(iv) the achievement of Milestone Event 4;

(v) the achievement of Milestone Event 5; and

(vi) the achievement of Milestone Event 6.

Effective as of 9:00 a.m. Eastern time on the first (1st) Business Day after the date of each Milestone Event, one-sixth (1/6) of the outstanding shares of Series H Non-Voting Preferred Stock held by each Holder thereof shall, without any further action on the part of the Corporation or such Holder, automatically and irrevocably convert into such number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation (as defined below) set forth in Section 6.3 (the “Automatic Conversion”). The initial conversion price per Share (the "Conversion Price") shall be equal to $3.731, subject to adjustment as applicable in accordance with Section 7.

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In determining the application of the Beneficial Ownership Limitations solely with respect to the Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership within at least two (2) Business Days prior to each Milestone Event (a “Beneficial Ownership Statement”) and assuming the conversion of all shares of Series H Non-Voting Preferred Stock held by all other Holders less the aggregate number of shares of Series H Non-Voting Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within two Business Days prior to each applicable Milestone Event, then the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series H Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock.”

(a)            Converted Stock that is registered in book entry form shall be automatically converted upon the Automatic Conversion into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders.

(b)            Converted Stock that is issued in certificated form shall be automatically converted upon the Automatic Conversion into the corresponding Conversion Shares and any certificate that formerly represented the Converted Stock shall be deemed to represent the Conversion Shares into which the Converted Stock shall have been automatically converted. For the avoidance of doubt, upon the Automatic Conversion, all shares of Series H Non-Voting Preferred Stock to be converted thereby shall be converted, whether or not any physical certificate(s) representing the Converted Stock shall have been delivered to the Corporation in advance thereof.

(c)            Whether or not the Converted Stock is in book-entry or certificated form, upon the Automatic Conversion, the Holder thereof shall cease to have any rights as holder of shares of Series H Non-Voting Preferred Stock, except for the right to receive the Conversion Shares into which the Converted Stock has been converted in accordance with the terms of this Certificate of Designation. Notwithstanding the foregoing and the automatic conversion of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock in accordance with the terms of this Certificate of Designation.

6.1.2         Optional Conversion Following Milestone Events. Subject to Section 6.1.1, at any time and from time to time as of 5:00 p.m. Eastern Time on the first (1st) Business Day after each Milestone Event, each Holder of shares of Series H Non-Voting Preferred Stock that were not converted in the applicable Automatic Conversion for such Milestone Event due to the Beneficial Ownership Limitation may, at its option, effect conversions of one or more shares of such Holder’s Series H Non-Voting Preferred Stock into a number of shares of Common Stock equal to the Conversion Ratio (each, an “Optional Conversion”) by delivering to the Corporation a form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be close of business on the Trading Day that the Notice of Conversion, completed and executed, is sent via email to askowron@enterothera.com or such other email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with Section 11, and received during regular business hours by, the Corporation.

6.2.          Conversion Ratio. The “Conversion Ratio” for each share of Series H Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion of each share of Series H Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

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6.3.          Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, no conversion of a share of Series H Non-Voting Preferred Stock shall be effective, including pursuant to Section 6.1.1, and a Holder shall not have the right to convert any portion of the Series H Non-Voting Preferred Stock, to the extent that, after giving effect to an attempted or proposed conversion pursuant to the Automatic Conversion or pursuant to an Optional Conversion as set forth on an applicable Notice of Conversion, as the case may be, such Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series H Non-Voting Preferred Stock subject to the Automatic Conversion or the Notice of Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series H Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6.3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series H Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at 4.99% for each Holder and its Attribution Parties and may be adjusted at the discretion of the Holder to a number between 4.99% and 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Automatic Conversion or such Notice of Conversion (as applicable), to the extent permitted pursuant to this Section 6.3. In the case of any Optional Conversion, the Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (i) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, to the extent then applicable and (ii) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage (but in no event less than 4.9%). Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.3.

6.4.          Mechanics of Conversion.

6.4.1         Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than one (1) Trading Day after the applicable Conversion Date (the “Share Delivery Date”), the Corporation shall either: (a) in the event that the Holder has so elected in a Notice of Conversion, deliver, or cause to be delivered, to such Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of the shares of Series H Non-Voting Preferred Stock or (b) otherwise shall deliver, or cause to be delivered, to such Holder, documentation of the book entry for the number of Conversion Shares being acquired pursuant to the conversion.

6.4.2         Reservation of Shares Issuable Upon Conversion. The Corporation covenants that, following Stockholder Approval and for so long as any Series H Non-Voting Preferred Stock remains issued and outstanding, the Corporation will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of outstanding shares of Series H Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series H Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be equal to five times the number of shares of Common Stock issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series H Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

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6.4.3         Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series H Non-Voting Preferred Stock. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series H Non-Voting Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.4.4         Transfer Taxes. The delivery of certificates or book-entry documentation representing shares of the Common Stock upon conversion of the Series H Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the delivery of any such certificate, or any registration of book-entry shares, upon conversion in a name other than that of the registered Holder(s) of such shares of Series H Non-Voting Preferred Stock and the Corporation shall not be required to deliver such certificates unless or until the Person or Persons requesting the delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.5.          Status as Stockholder. Upon each conversion of shares of Series H Non-Voting Preferred Stock, (i) such shares of Series H Non-Voting Preferred Stock being converted shall automatically convert into shares of Common Stock and (ii) the applicable Holder’s rights as a holder of such converted shares of Series H Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates or book-entry documentation for such shares of Common Stock in the manner provided herein and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, each applicable Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series H Non-Voting Preferred Stock in accordance with terms of this Certificate of Designation. In no event shall the Series H Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

7.             Certain Adjustments.

7.1.           Stock Dividends and Stock Splits. If the Corporation, at any time while any Series H Non-Voting Preferred Stock is outstanding,  pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Series H Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock, the Conversion Price in effect immediately prior to any such dividend or distribution shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series H Non-Voting Preferred Stock shall be proportionately increased. If the Corporation, at any time while any Series H Non-Voting Preferred Stock is outstanding, (A) subdivides outstanding shares of Common Stock into a larger number of shares or or (B) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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7.2.           Fundamental Transaction. If, at any time while the Series H Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than any such transaction in which the Corporation is the surviving or continuing entity and the outstanding shares of its Common Stock are not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series H Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series H Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that the Series H Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least twenty (20) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

7.3.           Adjustments for Failure to Cancel Certain Securities. Subject to Section 7.1, in the event that the Company has not cancelled 11,911 shares of Common Stock, warrants to purchase 42,562 shares of Common Stock, options to purchase 2,737 shares of Common Stock and 11,777.418 shares of Series G Non-Voting Preferred Stock by December 31, 2025, the Conversion Ratio shall be adjusted to 1,483.93 shares of Common Stock issuable upon the conversion of each share of Series H Non-Voting Preferred Stock (corresponding to a ratio of 1,483.93:1).

8.             Redemption. The shares of Series H Non-Voting Preferred Stock shall not be redeemable at the option of the Corporation or the Holder thereof; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

9.             Transfer. A Holder may transfer any shares of Series H Non-Voting Preferred Stock, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10.           Series H Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series H Non-Voting Preferred Stock, in which the Corporation shall record, in addition to any information otherwise required by law to be set forth on such register, (i) the name, address, electronic mail address of each Holder in whose name the shares of Series H Non-Voting Preferred Stock have been issued and (ii) the name, address, electronic mail address of each transferee of any shares of Series H Non-Voting Preferred Stock. The Corporation may treat the person in whose name any share of Series H Non-Voting Preferred Stock is registered on the register as the owner and holder thereof for all purposes.

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11.           Notices. Any and all notices or other communications or deliveries to be provided to the Corporation hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to Entero Therapeutics, Inc., at 777 Yamato Road, Suite 502, Boca Raton, Florida 33431, Attention: Chief Executive Officer, email: jason@accessalternative.com, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided to a Holder hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to such Holder, at the address on the records of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 11 prior to 5:30 p.m. Eastern Time on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 11 between 5:30 p.m. and 11:59 p.m. Eastern Time on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

12.           Book-Entry; Certificates. The Series H Non-Voting Preferred Stock will be uncertificated and issued in book-entry form. To the extent that any shares of Series H Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13.           Lost or Mutilated Series H Non-Voting Preferred Stock Certificate. If any certificate representing a Holder’s Series H Non-Voting Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series H Non-Voting Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested by the Corporation. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

14.           Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained in this Certificate of Designation and any right of the Holders of Series H Non-Voting Preferred Stock granted under this Certificate of Designation may be waived as to all shares of Series H Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series H Non-Voting Preferred Stock then outstanding, unless a higher percentage is expressly required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

15.           Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

16.           Status of Converted Series H Non-Voting Preferred Stock. If any shares of Series H Non-Voting Preferred Stock shall be converted or repurchased by the Corporation, such shares shall be retired and, upon retirement, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series H Non-Voting Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 1st day of October 2025.

ENTERO THERAPEUTICS, INC.

By:	/s/ Jason Sawyer
Name:	Jason Sawyer
Title:	Interim CEO

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT

SHARES OF

SERIES H NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series H Non-Voting Convertible Preferred Stock, $0.0001 par value per share (the “Series H Non-Voting Preferred Stock”), of ENTERO THERAPEUTICS, Inc., a Delaware corporation (the “Corporation”), indicated below, represented in book-entry form, into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series H Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on _____________, 2025.

CONVERSION CALCULATIONS:

Date to Effect Conversion: ___________________________

Number of shares of Series H Non-Voting Preferred Stock owned prior to Conversion: ___________________________

Number of shares of Series H Non-Voting Preferred Stock to be Converted: ___________________________

Number of shares of Common Stock to be Issued: __________________________________

Address for delivery of physical certificates: __________________________________

For DWAC Delivery, please provide the following:

Broker No.: _______________________________________________

Account No.: _____________________________________________

[HOLDER]

By:
Name:
Title: